Effective Date: October 1, 2025
Exhibit 97

Policy: SFNC Compensation Clawback Policy

Version Number:    2.0
SFNC Compensation Clawback Policy October 1,2025                        1

Effective Date: October 1, 2025
Purpose
The Board of Directors (the “Board”) of Simmons First National Corporation (the “Corporation”) believes that it is in the best interest of the Corporation and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Corporation’s compensation philosophy. The Board has therefore adopted this Compensation Clawback Policy (the “Policy”) which provides for the recoupment, under certain conditions, of incentive-based compensation in the event of an accounting restatement.

Overview
This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Act”), the rules promulgated thereunder by the Securities and Exchange Commission (“SEC”), and the listing standards of Nasdaq (collectively, the “Applicable Rules”), and will be interpreted consistent therewith.

Audience
This Policy is applicable to all Incentive-Based Compensation received by Executive Officers in connection with service as an Executive Officer applicable to all Incentive-Based Compensation (as defined below) received by Executive Officers (as defined below) in connection with service as an Executive Officer.

Definitions
For the purposes of this Policy, the following definitions apply:

Accounting Restatement	An accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Changes to financial statements that do not constitute an Accounting Restatement include, without limitation, retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustments to provisional amounts in connection with a prior business combination; and (vi) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.
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Effective Date: October 1, 2025

Excess Compensation	Any amount of Incentive-Based Compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive Compensation based on stock price or total shareholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Accounting Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, and the Corporation shall retain documentation of the determination of such estimate and provide such documentation to Nasdaq if so required by the Applicable Rules.

Executive Officer	An individual who is, or was during the Look-Back Period, an executive officer of the Corporation within the meaning of Rule 10D-1(d) under the Act.

Incentive-Based Compensation	Any compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles using in preparing the Corporation’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures.
Compensation that does not constitute “Incentive-Based Compensation” includes, without limitation, equity incentive awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures.

Policy Statement
Acknowledgement
Each Executive Officer shall be required to execute the acknowledgement in Appendix A of this Policy; provided, however, that failure to execute such acknowledgement shall have no impact on the enforceability of this Policy.
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Effective Date: October 1, 2025
Restatement Clawback
In the event the Corporation is required to prepare an Accounting Restatement (as defined below), any Executive Officer who received Excess Compensation (as defined below) during the three (3) completed fiscal years preceding the date the Corporation is required to prepare an Accounting Restatement (the “Look-Back Period”) shall be required to repay or forfeit such Excess Compensation reasonably promptly. For purposes of this Policy: Incentive-Based Compensation is deemed received during the fiscal year during which the applicable financial reporting measure, stock price and/or total shareholder return measure, upon which the payment is based, is achieved, even if the grant or payment occurs after the end of such period.

Method of Repayment, Conditions for Non-Recovery
The Board shall have discretion to determine the appropriate means of recovery of Excess Compensation, which may include, without limitation, direct payment in a lump sum from the Executive Officer, recovery over time, cancellation of outstanding awards, the reduction of future pay and/or awards, and/or any other method which the Board determines is advisable to achieve reasonably prompt recovery of Excess Compensation. At the direction of the Board, the Corporation shall take reasonable actions to recover Excess Compensation from any applicable Executive Officer.

The Board may determine that repayment of Excess Compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and one of the following circumstances exists: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Corporation has (A) made a reasonable attempt to recover such Incentive-Based Compensation, (B) documented such reasonable attempt, and (C) provided such documentation to Nasdaq; (ii) recovery would violate home country law where the law was adopted prior to November 28, 2022, provided the Corporation has (A) obtained an opinion of home country counsel acceptable to Nasdaq that recovery would result in such violation and (B) provided such opinion to the Nasdaq; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

No Fault Application, No Indemnification
Recovery of compensation under this Policy is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement. No Executive Officer may be indemnified by the Corporation, or any of its affiliates, from losses arising from the application of this Policy.
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Effective Date: October 1, 2025
Administration, Amendment, and Termination
The Policy will be administered by the Compensation Committee of the Board (the “Committee”), and references to the Board will be deemed to be references to the Committee. Any determination made by the Board under this Policy will be final and binding on all affected individuals.

This Policy will be enforced and appropriate proxy disclosures and exhibit filings will be made in accordance with the Applicable Rules and any other applicable rules and regulations of the SEC and applicable Nasdaq listing standards.

The Board will have the authority to (i) exercise all of the powers granted to it under the policy, (ii) construe, interpret, and implement this Policy, and (iii) make all determinations necessary or advisable in administering this policy.

In addition, the Board may amend this policy, from time to time in its discretion, and shall amend this Policy, as it deems necessary, to reflect changes in applicable law. The Board may terminate this Policy at any time. Any such amendment (or provision thereof) or termination shall not be effective if such amendment or termination would (after taking into account any actions taken by the Corporation contemporaneously with such amendment or termination) cause the Corporation to violate the Applicable Rules.

In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Corporation, this Policy will govern. This Policy will be deemed to be automatically updated to incorporate any requirement of law, the SEC, exchange listing standard, rule or regulation applicable to the Corporation.
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Effective Date: October 1, 2025
Appendix A – Compensation Clawback Policy

ACKNOWLEDGMENT

The undersigned acknowledges and agrees that the undersigned (i) is, and will be, subject to the Compensation Clawback Policy to which this acknowledgement is appended (as may be amended, the “Policy”), and (ii) will abide by the terms of the Policy, including by returning Excess Compensation pursuant to whatever method the Board determines is advisable to achieve reasonably prompt recovery of such Excess Compensation, as prescribed under the Policy.

Capitalized terms used but not defined in this Acknowledgement have the meaning set forth in the Policy.

Print Name

Signature

Date:
SFNC Compensation Clawback Policy October 1,2025                        6

Effective Date: October 1, 2025

Policy Document Information
Document Title:	SFNC Compensation Clawback Policy
Document Type:	Policy
Purpose:	The Board of Directors (the “Board”) of Simmons First National Corporation (the “Corporation”) believes that it is in the best interest of the Corporation and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Corporation’s compensation philosophy. The Board has therefore adopted this Compensation Clawback Policy (the “Policy”) which provides for the recoupment, under certain conditions, of incentive-based compensation in the event of an accounting restatement.
Audience:	This Policy is applicable to all Incentive-Based Compensation received by Executive Officers in connection with service as an Executive Officer applicable to all Incentive-Based Compensation (as defined below) received by Executive Officers (as defined below) in connection with service as an Executive Officer.
Effective Date:	October 1, 2025
Policy Document Expiration:	October 1, 2028
Business Unit:	Legal
Function:	Legal - Legal
Related Content:	The following are related documents to this document. N/A
Policy Officer:	Jennifer Gisi
Policy Executive:	George Makris III
Approved By:	Board of Directors

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